UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 20, 2020

EARGO, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39616	27-3879804
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1600 Technology Drive, 6th Floor

San Jose, California 95110

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 351-7700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	EAR	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On October 20, 2020, Eargo, Inc.’s (the “Company”) amended and restated certificate of incorporation (the “Certificate of Incorporation”), filed with the Secretary of State of the State of Delaware on October 20, 2020, and its amended and restated bylaws (the “Bylaws”) became effective in connection with the closing of the initial public offering of shares of the Company’s common stock. As described in the Registration Statement on Form S-1 (File No. 333-249075), as amended, the Company’s board of directors and stockholders previously approved the amendment and restatement of these documents to be effective immediately prior to the closing of the Company’s initial public offering.

As amended and restated, the Certificate of Incorporation and the Bylaws contain provisions that, among other things:

•	authorize 300,000,000 shares of common stock;

•

delete all references to the various series of preferred stock that were previously authorized and instead create 5,000,000 shares of undesignated preferred stock with terms to be set by the board of directors, which rights could be senior to those of the common stock;

•	do not provide for cumulative voting in the election of directors, which means that stockholders holding a majority of the shares of common stock outstanding will be able to elect all directors;

•	require the advance notice of nominations for election to the board of directors or for proposing matters that can be acted upon at a stockholders’ meeting;

•	allow the board of directors to alter the bylaws without obtaining stockholder approval;

•	eliminate the rights of stockholders to call a special meeting of stockholders and to take action by written consent in lieu of a meeting;

•	require the approval of at least 66 2/3% of the shares entitled to vote to remove a director for cause;

•

require the approval of at least 66 2/3% of the shares entitled to vote at an election to adopt, amend or repeal the bylaws or alter, amend or repeal the provisions of the Certificate of Incorporation regarding the election and removal of directors;

•

unless the Company consents in writing to the selection of an alternative forum, designate the Court of Chancery of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) to be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Company; (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any of the Company’s directors, officers or stockholders to the Company or its stockholders; (iii) any action, suit or proceeding arising pursuant to any provision of the Delaware General Corporation Law or the Certificate of Incorporation or the Company’s bylaws; or (iv) any action, suit or proceeding asserting a claim against the Company governed by the internal affairs doctrine; provided that, the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts of the United States have exclusive jurisdiction;

•

designate the federal district courts of the United States as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, unless the Company consents in writing to the selection of an alternative forum; and

•

establish a classified board of directors, as a result of which the successors to the directors whose terms have expired will be elected to serve from the time of election and qualification until the third annual meeting following their election.

The foregoing description of the Certificate of Incorporation and the Bylaws is qualified in its entirety by reference to (1) the Certificate of Incorporation filed as Exhibit 3.1 hereto and (2) the Bylaws filed as Exhibit 3.2 hereto, each of which is incorporated herein by reference.

Item 8.01	Other Events.

On October 20, 2020, the Company completed its initial public offering of 9,029,629 shares of its common stock, which includes an additional 1,177,777 shares of common stock purchased by the underwriters pursuant to their option to purchase additional shares, at a price to the public of $18.00 per share. The gross proceeds to the Company from the initial public offering were approximately $162.5 million, before deducting underwriting discounts and commissions and estimated offering expenses payable by the Company.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation of Eargo, Inc.

3.2	Amended and Restated Bylaws of Eargo, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EARGO, INC.

Date: October 20, 2020	By:	/s/ Adam Laponis
Adam Laponis
Chief Financial Officer